UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 26, 2006
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01. Regulation FD Disclosure.

The following is Caterpillar Inc.'s prepared statements from the results webcast held on January 26, 2006. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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4Q05 Caterpillar Results Conference Call Prepared Remarks

Year-end Conference Call Prepared Remark

Good morning and welcome to Caterpillar's year-end results conference call. I'm Mike DeWalt, the Director of Investor Relations.

With me on the call today are Jim Owens, Chairman and CEO, and Dave Burritt, Caterpillar’s CFO.

This call is copyrighted by Caterpillar Inc. Any use, recording or transmission of any portion of this call without the express written consent of Caterpillar Inc. is strictly prohibited. If you’d like a printed copy of our prepared remarks, you can go to the SEC filings in the Investor section of our website where they are filed as an 8-K they’re also available on the SEC’s website.

In addition, certain information we’ll be discussing today is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is included in the safe harbor statement in the Form 8-K filed with the Securities and Exchange Commission January 26, 2006.

To start off this morning I’ll take a few minutes to walk you through the past year … and the 4th quarter.

2005 was certainly a great year.

Sales and revenues were up 6 billion dollars to $36.3 billion for the year 20% higher than 2004 and right on the outlook we provided with the 3rd quarter release.

Profit per share for the year was $4.04 … 40% above last year’s $2.88 per share, 4 cents above the top end of the outlook we issued with the 3rd quarter release, and 11 cents per share above the mid-point of the range.

For Machinery and Engines, the operating profit pull through for the year was 20% that’s the increase in operating profit divided by the increase in sales.

For the year, operating cash flow was $3.1 billion, and that included over $900 million in pension funding. We used $1.7 billion of the cash to buy back 33.9 million shares, $1.2 billion to fund capital expenditures for capacity, growth, and to support new product introduction programs. In addition, over $600 million was spent on dividends and speaking of dividends, we raised the rate in 2005 the dividend paid in the 3rd quarter was up 22%.

The fourth quarter was the best in our history -- in terms of Sales and Revenues, and profit.

Sales and revenues were $9.7 billion a 13% increase from fourth-quarter 2004. Profit per share was $1.20, up 56% from last year. For the quarter, operating profit pull through for machinery and engines - that is, the increase in operating profit divided by the increase in sales -- was 40% and that 40% included about $70 million of charges in the 4th quarter related to changes in our dealer distribution support software, and the product realignment that we highlighted in our outlook last quarter.

We’ll spend much of our time today talking about how 2005 compared with 2004, the 4th quarter comparison, and the 2006 outlook.

But I think it’s appropriate to go back a couple of years and put 2005 into perspective in terms of where we’ve come from.

2005 Sales and Revenues were up for the 3rd year in a row. A year ago we were talking about the extraordinary growth in 2004 when the top line was up $7.5 billion.

In dollar terms the 2005 improvement was up $6.0 billion almost as dramatic as the $7.5 billion increase in 2004.

2005 Sales and Revenues were up 60% vs 2003. When you consider that some parts of Caterpillar haven’t grown that fast you realize that there are areas of the company that have more than doubled over the past two years - mining trucks, for example.

Supply chain issues, expediting of material, our efficiency in dealing with rapid growth, and the production capacity of some of our factories have all been key discussion points for many of you and for us internally, over the past two years.

We didn’t have a crystal ball and if you look back at our original outlooks for both 2004, and 2005 you’ll see that we didn’t anticipate that demand for our products was going to be as significantly higher - in both years - as it turned out to be.

As a result, supply has been an issue, and in some areas it still is - like very large tires for mining trucks. However, on the whole, our suppliers rose to the challenge and have done an excellent job of supporting Caterpillar even though volume in each of the past two years ended up being quite a bit higher than we’d predicted.

We’ve talked a lot about factory efficiency, and the tough job we’ve had in ramping up production in our own factories. It’s been a very significant challenge considering the production increases we’ve seen over the past two years. The bottom line is our employees have done an exceptional job. One of our top priorities has been responding to the needs of our customers and in an environment with the kind of growth we’ve experienced, it was tough but our employees have responded and 6 Sigma was a key driver in making it happen.

Core operating costs a subject that many of you have talked to us about. It’s a subject that’s extremely important and we’ve worked hard to manage in an environment of rising material costs, significant volume increases, and substantial new product introductions.

That said, costs have risen sharply over the past couple of years even so, the increase needs to be viewed in perspective.

Internally, we categorize our costs as “period or variable” you can get a feel for period and variable by looking at the glossary at the end of our release. The point is we volume adjust variable costs when we do our analysis the core operating cost bar in our release includes the “rate” increase in variable costs and material content has been the major variable cost factor over the past 2 years. For period costs SG&A, R&D, and a sizable chunk of our manufacturing costs we don’t volume adjust. In our analysis, we show dollar for dollar the increase in period costs. Given a 60% increase in sales and revenues over the past 2 years it’s not surprising that period costs have gone up.

However as a percent of sales, period costs are lower. For example -- If you look at the combination of Machinery and Engines SG&A and R&D they were 12.7% of sales and revenues in 2003, 12.3% in 2004, and 11.4% in 2005 -- A 1.3 point drop from 2003 at a time when the investment in R&D - in absolute dollars -- has been increasing substantially to support the development and introduction of a significant number of new products.

Profit before tax as a percent of sales and revenues has risen 4.2 percentage points over the past 2 years. From 6.5% in 2003, to 8.9% in 2004, to 10.7% in 2005.

Now, I’d like to turn it over Jim Owens, who’ll take you through some of the highlights of the year and our expectations for 2006.

Jim
Bottom line 2005 was a successful and eventful year for Caterpillar, and we continued to position ourselves for the future.

•	Record sales and profit
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Strong demand across almost all the industries we serve like mining, electric power, oil and gas, heavy and general construction and a strong close to the year with reported dealer sales and new orders.

•	Selective acquisition activity to strengthen our service businesses and grow in China
•	A record number of new products were introduced
•	Signing of the US highway and energy bills
•	5 consecutive years for Caterpillar in the Dow Jones sustainability index
•	We increased dividends in 11th of the past 12 years.
•	We rolled out our new Vision 2020 strategy with definitive targets for 2010
•	And, we responded to the tsunami, gulf coast hurricanes, and south Asian earthquakes … and the generosity of Cat and Dealer employees in contributing to relief efforts was very gratifying

All - in - all, a great year for the Company.

Before I start with the outlook I’d like to reiterate a point that Mike made.

2005 was a spectacular year for Caterpillar record sales, record profit, and $3.1 billion of operating cash flow. We’re proud of the accomplishments of our employees, suppliers, and dealers who’ve all worked so hard to meet the needs of our customers and deliver these exceptional financial results.

As for the 2006 outlook, you’ve probably read this morning that we’re maintaining our previous outlook for sales and revenues -- $40 billion - up about 10% from 2005, and we’ve increased our estimated profit to range from $4.65 to $5.00 per share.

We continue to have a positive view of the overall world economy, and for the industries we serve.

Inflation remains low in most countries and should help keep interest rates worldwide at relatively low levels. Our expectation is that the Fed is about finished raising interest rates - suggesting a Fed Funds rate under 5 percent.

This should support continued growth in the world economy - our forecast for worldwide economic growth is about 3.5 percent in 2006, which is about the same as 2005.

In particular, we expect continued strength from most of the industries we serve such as mining, road building and paving, infrastructure development, non-residential construction, and engines for petroleum, electric power, marine, and on-highway applications.

Overall, the fundamentals look good. That said, there are a number of challenges and risks that face both Caterpillar and the economy as a whole.

Internally, we’ll be focused on executing our strategy - Vision 2020

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We created a new officer led group at the end of 2005 to lead the implementation of the “Cat Production System”. They’re focused on operating consistency and excellence throughout our factories to drive better quality, better asset utilization, shorter lead times for our dealers and customers, and lower costs.

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We’re introducing a number of new products in 2006, and we’re preparing now for new machine and engine introductions in 2007 & 2008, including the next generation of ACERT engines. 2006 will be another heavy year for R&D.

•	We’ll be focused on continuing to grow our service businesses. To provide additional focus, we created a new officer position late last year to lead our growing remanufacturing business.
•	We’re working hard to increase production at a number of our factories particularly those producing large machines and engines.

In summary, there are a number of things we need to work on and get right in 2006 and while we’re at it, we’ll also be working to improve the flexibility of our cost structure and our profitability at the bottom of the next cycle whenever that might occur.

So 2005 was a great year, 2006 looks better, we have a lot of work to do, but I’m confident we’re well positioned for the challenges ahead.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

January 26, 2006	By:	/s/James B. Buda

James B. Buda
Vice President